                                                                                                       Exhibit 12.1


                       Ratio of Earnings to Fixed Charges

         The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                               Year Ended December 31,
                ------------------------------------------------------------                    Nine Months Ended
      1996               1997               1998                1999               2000         September 29, 2001
----------------   ----------------   ----------------    ----------------   ----------------   ------------------
      1.53               1.48               1.50                1.60              1.52                 1.60

         For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which GE Capital believe reasonably approximates the interest factor of such rentals.